Exhibit 10.2
OPTION GRANT NOTICE
UNDER THE
LIFTOFF MOBILE, INC.
2026 OMNIBUS INCENTIVE PLAN
(Employees)
Liftoff Mobile, Inc., a Delaware corporation (the “Company”), pursuant to the Liftoff Mobile, Inc. 2026 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”), hereby grants to the Participant set forth below an option representing the right to purchase the number of shares of Common Stock set forth below, at the Exercise Price per share of Common Stock as set forth below (the “Option”). The Option is subject to all of the terms and conditions as set forth herein, in the Option Agreement (attached hereto) including the country-specific terms and conditions as set forth in Exhibit A (collectively, the “Option Agreement”), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[Insert Participant Name]
Date of Grant:	[Insert Date of Grant]
Vesting Commencement Date:	[Insert Vesting Commencement Date]
Number of Shares Subject to Option:	[Insert Total No. of Shares Subject to Option Granted]
Exercise Price:	$[______]
Option Period Expiration Date:	10th anniversary of the Date of Grant, as may be extended pursuant to Section 7(c)(i) of the Plan
Type of Option:	Nonqualified Stock Option
Vesting Schedule:
Provided that the Participant has not undergone a Termination at the time of the applicable vesting date:
•25% of the Option shall vest and become exercisable on the first anniversary of the Vesting Commencement Date; and
•an additional 6.25% of the Option shall vest and become exercisable on a quarterly basis thereafter (such that the Option shall be fully vested on the fourth anniversary of the Vesting Commencement Date).

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS OPTION GRANT NOTICE, THE OPTION AGREEMENT, AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF THE OPTION HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS OPTION GRANT NOTICE, THE OPTION AGREEMENT, AND THE PLAN. IF THE PARTICIPANT ACCEPTS THE OPTION AGREEMENT THROUGH THE ONLINE ACCEPTANCE PROCESS, SUCH ACCEPTANCE SHALL CONSTITUTE THE PARTICIPANT’S SIGNATURE HEREOF. IF THE PARTICIPANT DOES NOT EITHER ACCEPT THE OPTION AGREEMENT THROUGH THE ONLINE ACCEPTANCE PROCESS OR DECLINE THE OPTION AGREEMENT BY THIRTY CALENDAR DAYS FOLLOWING THE DATE OF GRANT, OR SUCH OTHER DATE THAT MAY BE COMMUNICATED BY THE COMPANY TO THE PARTICIPANT IN WRITING, THE PARTICIPANT WILL BE DEEMED TO HAVE ACCEPTED THE OPTION AGREEMENT. IF THE PARTICIPANT DECLINES THE OPTION AGREEMENT, THE PARTICIPANT’S OPTION AWARD WILL BE CANCELED AND THE PARTICIPANT WILL NOT BE ENTITLED TO ANY BENEFITS FROM THE AWARD NOR ANY COMPENSATION OR BENEFITS IN LIEU OF THE CANCELED AWARD.

2

OPTION AGREEMENT
UNDER THE
LIFTOFF MOBILE, INC.
2026 OMNIBUS INCENTIVE PLAN
Pursuant to the Option Grant Notice (the “Option Grant Notice”) delivered to the Participant, and subject to the terms of this Option Agreement and the Liftoff Mobile, Inc. 2026 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”), Liftoff Mobile, Inc., a Delaware corporation (the “Company”), and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.
1.Grant of Option. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant an Option to purchase the number of shares of Common Stock provided in the Option Grant Notice, at an Exercise Price per share of Common Stock as provided in the Option Grant Notice.
2.Vesting. Subject to the terms and conditions contained herein and in the Plan, the Option shall vest as set forth in the Option Grant Notice.
3.Exercise of Option Following Termination. The provisions of Section 7(c)(ii) of the Plan are incorporated herein by reference and made a part hereof. Notwithstanding Section 7(c)(ii) of the Plan, if, during any period following a Termination in which the vested portion of the Option would otherwise remain exercisable, the Participant is prohibited from exercising the Option by the Company’s insider trading policy, a Company-imposed “blackout period,” or Applicable Law, the applicable post-Termination exercise period shall be tolled during such prohibition and shall resume when such prohibition ends; provided, however, that in no event may the Option be exercised after the expiration of the Option Period, as extended pursuant to Section 7(c)(i) of the Plan; and provided, further, that, if the Committee determines that the Participant has engaged in a Detrimental Activity, any outstanding portion of the Option shall immediately terminate and expire. For the avoidance of doubt, a Restrictive Covenant Violation (as defined in Section 15) shall constitute a Detrimental Activity for purposes of this Section 3.
4.Method of Exercising Option. The Option may be exercised by the delivery of notice of the number of shares of Common Stock with respect to which the Option is being exercised accompanied by payment in full of the Exercise Price applicable to the portion of the Option so exercised. Such notice shall be delivered to the third-party plan administrator as arranged for by the Company or the Committee from time to time for purposes of the administration of outstanding Options under the Plan, as communicated to the Participant by the Company from time to time. Payment of the aggregate Exercise Price may be made using any of the methods described in Section 7(d)(i) or (ii) of the Plan; provided, that the Participant shall obtain written consent from the Committee prior to the use of the method described in Section 7(d)(ii)(A) of the Plan.
5.Issuance of Shares of Common Stock. Following the exercise of an Option hereunder, as promptly as practicable after receipt of such notification and full payment of such Exercise Price and any required income or other tax withholding amount (as provided in Section 10 hereof), the Company shall issue or transfer, or cause such issue or transfer, to the Participant the number of shares of Common Stock with respect to which the Option has been so exercised, and shall cause such shares of Common Stock to be credited to the Participant’s account at the third-party plan administrator.
6.Reservation of Shares. The Company shall at all times reserve and keep available for issuance or delivery upon exercise of the Option such number of shares of Common Stock as shall be required for issuance or delivery upon exercise thereof.
7.Company; Participant.
(a)The term “Company” as used in this Option Agreement with reference to employment or service shall include the Board, the Company, and its Subsidiaries.

(b)Whenever the word “Participant” is used in any provision of this Option Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Option may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.
8.Non-Transferability. The Option is not transferable by the Participant; provided, however, to the extent permitted by the Committee in accordance with Section 13(b) of the Plan, a vested portion of the Option may be transferred to Permitted Transferees. Except as otherwise provided herein, no assignment or transfer of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Option shall terminate and become of no further effect.
9.Rights as Stockholder. The Participant or a Permitted Transferee of any vested portion of an Option shall have no rights as a stockholder with respect to any share of Common Stock covered by an Option unless and until the Participant shall have become the holder of record or the beneficial owner of such share of Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.
10.Tax Withholding. The provisions of Section 13(d) of the Plan are incorporated herein by reference and made a part hereof. Without limiting the foregoing, the Participant’s tax liability may exceed the amount, if any, actually withheld by the Company.
11.Notice. Every notice or other communication relating to this Option Agreement between the Company and the Participant shall be in writing, which may include by electronic mail, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel or their designee, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted, or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.
12.No Right to Continued Service. This Option Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Company.
13.Binding Effect. This Option Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto.
14.Waiver and Amendments. Except as otherwise set forth in Section 12 of the Plan, any waiver, alteration, amendment, or modification of any of the terms of this Option Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification on the Company’s behalf shall be effective only if approved by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
15.Clawback/Forfeiture.
(a)Clawback Event. If the Committee determines that (I) the Participant’s employment has been terminated by the Company or any of its Affiliates for Cause (or that the Participant voluntarily resigned from employment with the Company or any of its Affiliates when grounds for Cause existed), (II) a Restrictive Covenant Violation (as defined herein) has occurred, or (III) the Company discovered within one year after a Termination that grounds for a Termination for Cause existed at the time of such Termination, then, in each case, the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to return or repay to the Company, within 10 business days after the Company’s request to the Participant therefor, in such form and manner as the Committee may determine, the Recovery Amount (as defined herein).
(b)Recovery Amount. For purposes of this Option Agreement, “Recovery Amount” means (A) at the Committee’s election, (i) any shares of Common Stock, securities, or other non-cash property acquired upon exercise of or otherwise in respect of the Option or paid or delivered as dividends or other distributions with respect to the Option or any such shares, securities, or property (collectively, “Non-Cash Award Property”) and then held directly or indirectly by the Participant (including through any entity or trust controlled by the Participant), or (ii) cash equal to the aggregate Fair Market Value, as of the date of the Company’s written request, of any such shares of Common Stock and the aggregate fair market value, as reasonably determined by the Committee as of such date, of any such securities or other property; (B) the aggregate after-tax amount (taking into account all amounts of tax that would be recoverable upon a claim of loss for repayment of such amount in the year of repayment) of (i) any cash paid or delivered upon exercise or other settlement of, or otherwise in respect of, the Option or paid as dividends or other distributions with respect to any Non-Cash Award Property and (ii) any proceeds received directly or indirectly by the Participant (including through any entity or trust controlled by the Participant) upon the sale or other disposition of any Non-Cash Award Property; and (C) with respect to any Non-Cash Award Property transferred by the Participant for less than fair market value (other than any such property then held indirectly by the Participant and included in clause (A)), an amount equal to the aggregate Fair Market Value of such shares of Common Stock or the aggregate fair market value, as reasonably determined by the Committee, of such securities or other property, in each case as of the date of transfer, less any consideration actually received by the Participant in respect of such transfer and included in clause (B); less (D) the aggregate Exercise Price paid or otherwise satisfied by or on behalf of the Participant with respect to the shares of Common Stock or other property acquired upon exercise of the Option (or received in substitution therefor) and included in clauses (A) through (C), to the extent such Exercise Price is not already reflected in the amounts included in such clauses, as allocated among such shares or property in a manner reasonably determined by the Committee; provided that the Recovery Amount shall not be less than zero. For purposes of clauses (B) and (D), any shares of Common Stock, securities, or other property withheld or sold to satisfy the Exercise Price or applicable taxes or tax withholding obligations shall be treated as having been received by the Participant and disposed of for proceeds equal to the amount applied to satisfy the Exercise Price or such taxes or obligations, as applicable; provided that any amount applied to satisfy the Exercise Price shall be taken into account under clause (D), and any amount applied to satisfy taxes or tax withholding obligations shall be taken into account in determining the after-tax amount recoverable under clause (B).
(c)Additional Terms. At the Committee’s election, the Participant shall satisfy all or any portion of the Recovery Amount by returning any Non-Cash Award Property then held directly or indirectly by the Participant, and any Non-Cash Award Property so returned shall be credited against the Recovery Amount at the value determined under clause (A) in Section 15(b). The Committee may recover any cash amount under this Section 15 by cash payment, offset against compensation or other amounts payable to the Participant, cancellation or reduction of outstanding Awards, installment payments, or any other method permitted by the Plan and Applicable Law. The Participant shall promptly furnish such records, documentation, and certifications as the Committee may reasonably request to determine the amounts recoverable under this Section 15. For purposes of this Option Agreement, any reference to grounds existing for a Termination for Cause means the underlying conduct or circumstances that would constitute Cause, determined without regard to whether any notice has been given, any cure period has commenced or expired, or any other procedural requirement or condition to a formal finding of Cause or a Termination for Cause has been satisfied. For the avoidance of doubt, the immediately preceding sentence does not modify the requirement in the definition of Restrictive Covenant Violation that the applicable breach remain uncured following the expiration of any applicable cure period.
(d)Additional Clawback Provisions. Without limiting the foregoing provisions of this Section 15, any incentive compensation paid to the Participant in respect of the Option is subject to recoupment under any clawback policy applicable to the Participant in effect, whether pursuant to applicable exchange listing rules or otherwise (which may include the Liftoff Incentive Compensation Clawback Policy, dated as of June 3, 2026, as amended from time to time).
(e)Restrictive Covenant Violation. For purposes of this Option Agreement, “Restrictive Covenant Violation” means a material breach by the Participant, as determined by the Committee, of any restrictive covenants in any agreement between the Participant and the Company, the Participant’s Service Recipient, or any other Subsidiary or Affiliate of the Company, including, without limitation, any covenants relating to confidentiality, non-competition, non-solicitation, non-disparagement, or cooperation, in each case that remains uncured following the expiration of any applicable cure period expressly applicable to such breach under the relevant restrictive covenant.
(f)Survival. This Section 15 shall survive the Participant’s Termination, exercise of the Option, and any transfer or disposition of any shares of Common Stock, cash, securities, or other property acquired upon exercise of the Option.
16.Governing Law. This Option Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Option Agreement, the Option Grant Notice, or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Option Agreement, the Option Grant Notice, or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.
17.Compliance with Laws and Company Policies. Notwithstanding any other provision of this Option Agreement, the Option may not be exercised, and no exercise of the Option shall be effective and no shares of Common Stock shall be issued or delivered upon exercise, unless and until the Company reasonably determines that such exercise, issuance, and delivery are permitted under and comply with the Securities Act, the Exchange Act, any other Applicable Law, the rules of any securities exchange or quotation system on which the Common Stock is then listed or quoted, and the Company’s insider trading policy, including any applicable Company-imposed “blackout period.” Any shares of Common Stock issued upon exercise of the Option shall be subject to any applicable transfer restrictions contained in the Company’s certificate of incorporation or bylaws and any stop-transfer orders or other restrictions imposed pursuant to Section 13(k) of the Plan. The Participant shall make such representations and furnish such information as the Company may reasonably request to enable the Company to determine compliance with the foregoing. Nothing in this Section 17 shall obligate the Company to register, qualify, or list any shares of Common Stock. This Section 17 is intended to supplement, and not to limit, the Company’s rights under Section 13(k) of the Plan.
18.Exhibit for Non-U.S. Participants. If the Participant is residing and/or working outside of the United States, the Option shall be subject to any special provisions set forth in Exhibit A to this Option Agreement. If the Participant becomes based outside the United States while holding any portion of the Option, the additional provisions set forth in Exhibit A shall apply to the Participant to the extent that the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Moreover, if the Participant relocates between any of the countries included on Exhibit A, the special provisions set forth in Exhibit A for such country shall apply to the Participant to the extent that the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Exhibit A constitutes part of this Option Agreement.
19.Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Option Agreement, the Plan shall govern and control.
20.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Option, and on any shares of Common Stock acquired under the Plan, to the extent that the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
22.Entire Agreement. This Option Agreement (including, without limitation, all exhibits and appendices attached hereto), the Option Grant Notice, and the Plan constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.

Exhibit A
Country-Specific Provisions
Capitalized terms used but not defined in this Exhibit A (“Country Addendum”) shall have the meanings set forth in the Plan and the Option Agreement, as applicable.
Additional Terms and Conditions
This Country Addendum includes additional terms and conditions that govern the Option granted to the Participant under the Plan if the Participant is employed and/or resides in one of the countries listed below. These terms and conditions are in addition to, or, if so indicated, in place of the terms and conditions set forth in the Option Agreement.
If the Participant is a citizen or resident of a country other than the one in which the Participant is working and/or residing on the Date of Grant, transfers to another country after the Option is granted, or is considered a resident of another country for local law purposes, the Company may determine, in its discretion, the extent to which the terms and conditions contained herein will apply to the Participant and the Option.
Notifications
This Country Addendum also includes important information that the Participant should be aware of regarding participation in the Plan. The information is based on the securities and other laws in effect in the respective countries as of August 2026. Such laws are often complex and change frequently. As a result, the Participant should not rely on the information in this Country Addendum as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Participant vests in the Option, acquires shares of Common Stock or sells shares of Common Stock acquired under the Plan.
In addition, the information contained in this Country Addendum is general in nature and may not apply to the Participant’s particular situation, and the Company cannot assure the Participant of any particular result. The Participant should seek appropriate professional advice as to how the applicable laws in the Participant’s country may apply to the Participant’s situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working and/or residing, transfers to another country after the Option has been granted or is considered a resident of another country for local law purposes, the notifications in this Country Addendum may not apply to the Participant in the same manner.

ALL NON-U.S. COUNTRIES
1.Nature of Grant. By accepting the Option, the Participant acknowledges, understands, and agrees that:
(a)Voluntary and Discretionary Plan. The Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;
(b)Company as Sole Grantor and Counterparty. The Plan is operated and the Option is granted solely by the Company and only the Company is a party to the Option Agreement; accordingly, any rights the Participant may have under the Option Agreement may be raised only against the Company but not any Subsidiary, including, but not limited to, the Participant’s employer (the “Employer”);
(c)No Subsidiary Obligation. No Subsidiary (including, but not limited to, the Employer) has any obligation to make any payment of any kind to the Participant under the Option Agreement;
(d)No Right to Future Grants. The grant of the Option is extraordinary, voluntary, and occasional, and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;
(e)Company Discretion Over Future Awards. All decisions with respect to future Options or other grants, if any, will be at the sole discretion of the Company;
(f)Voluntary Participation. The Participant is voluntarily participating in the Plan;
(g)Not a Substitute for Compensation or Pension. The Option and any shares of Common Stock acquired under the Plan are not intended to replace any pension rights or compensation;
(h)No Modification of Employment Relationship. The grant of the Option shall not be interpreted as forming or amending an employment or service contract with the Company or the Employer, and shall not interfere with the ability of the Company, the Employer, or any Subsidiary, as applicable, to terminate the Participant’s employment relationship (if any);
(i)Not Part of Ordinary or Expected Compensation. The Option and shares of Common Stock acquired under the Plan, and the income from and value of the same, are not part of normal or expected compensation or salary for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement, or welfare benefits or similar payments;
(j)Uncertain Value of Shares. The future value of the shares of Common Stock underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;
(k)Fluctuation in Share Value. If the underlying shares of Common Stock do not increase in value after the Date of Grant, the Option will have no value; if the Participant exercises the Option and acquires shares of Common Stock, the value of such shares of Common Stock may increase or decrease, even below the Exercise Price;
(l)No Compensation for Forfeiture or Clawback. No claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from:
(i)the termination of the Participant’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); or

(ii)the application of any clawback or recoupment policy adopted by the Company or imposed by Applicable Law;
(m)No Participation following Termination of Service. For purposes of the Option, the Participant’s Termination will occur as of the date the Participant is no longer actively providing services to the Company or a Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service agreement, if any) and, unless otherwise expressly provided in the Option Agreement or determined by the Committee, the Participant’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of the Option (including whether the Participant may still be considered to be providing services while on a leave of absence);
(n)Corporate Transaction. Unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by the Option Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out, or substituted for, in connection with any corporate transaction impacting the shares of Common Stock;
(o)Not Consideration for Director Services. Unless otherwise agreed with the Company in writing, the Option and the shares of Common Stock subject to the Option, and the income from and value of the same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary; and
(p)No Liability for Currency Exchange Fluctuations. Neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may impact the value of the Option or of any amounts due to the Participant pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon exercise.
2.Responsibility for Taxes. The following provisions replace Section 10 (“Tax Withholding”) of the Option Agreement:
(a)Participant’s Ultimate Tax Liability. Regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, fringe benefit tax, payroll tax, payment on account, or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility. Such liability may exceed the amount, if any, actually withheld by the Company or the Employer.
(b)No Representations Regarding Tax Treatment. The Company and/or the Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the vesting or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise, and the receipt of any dividends.
(c)No Obligation to Minimize Taxes. The Company and/or the Employer do not undertake to structure the terms of the Option or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items.
(d)Multiple Jurisdiction Tax Withholding. If the Participant is subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(e)Tax Withholding Arrangements. In connection with any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of the following:
(i)requiring the Participant to make a payment in a form acceptable to the Company;
(ii)withholding from the Participant’s wages or other cash compensation payable to the Participant;
(iii)withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent);
(iv)withholding in shares of Common Stock to be issued upon exercise of the Option; or
(v)any other method of withholding determined by the Company and to the extent required by Applicable Law or the Plan, approved by the Committee.
(f)Deemed Issuance for Share Withholding. If the obligation for Tax-Related Items is satisfied by withholding shares of Common Stock, for tax purposes, the Participant will be deemed to have been issued the full number of shares of Common Stock subject to the exercised portion of the Option, notwithstanding that a number of the shares of Common Stock is withheld solely for the purpose of paying the Tax-Related Items.
(g)Withholding Rates; Over‑ and Under‑Withholding. The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Common Stock), or if not refunded, the Participant may need to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.
(h)Failure to Satisfy Tax Obligations. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
3.Language. The Participant acknowledges and represents that the Participant is proficient in the English language or has consulted with an advisor who is proficient in the English language, so that the Participant understands the terms of the Plan and the Option Agreement and any other documents related to the Plan. If the Participant has received the Plan or the Option Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by Applicable Law.
4.Data Privacy.
(a)Data Collection and Usage. The Company and the Employer collect, process, and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Options or any other entitlement to shares of

Common Stock or equivalent benefits awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor (“Data”), for the purposes of implementing, administering, and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent.
(b)Stock Plan Administration Service Providers. The Company will transfer Data to E*TRADE Financial Corporate Services, Inc. (including its affiliated companies) (collectively, the “Designated Broker”), which is assisting the Company with the implementation, administration and management of the Plan. The Company may select different or additional service providers in the future and share Data with such other provider(s) serving in a similar manner. The Participant may be asked to agree to separate terms and data processing practices with the Designated Broker, with such agreement being a condition to the ability to participate in the Plan.
(c)International Data Transfers. The Company and the Designated Broker are based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is the Participant’s consent.
(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor, and securities laws. When the Company no longer needs the Data, the Company will remove it from its systems. If the Company keeps Data longer, it will be to satisfy legal or regulatory obligations, and the Company’s legal basis will be compliance with the relevant laws or regulations.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and the Participant provides the consents herein on a purely voluntary basis. If the Participant does not consent, or later seeks to revoke consent, the Participant’s salary from, or employment and/or other service with, the Employer will not be impacted; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Options or other equity awards to the Participant or administer or maintain such awards.
(f)Data Subject Rights. The Participant may have several rights under data privacy laws in the Participant’s jurisdiction. Depending on the Participant’s location, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) request rectification of incorrect Data, (iii) request deletion of Data, (iv) request restrictions on processing of Data, (v) request portability of Data, (vi) lodge complaints with competent authorities in the applicable jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise them, the Participant can contact the local human resources representative.
5.No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the acquisition or sale of the underlying shares of Common Stock. The Participant should consult with the Participant’s own personal tax, legal, and financial advisors regarding participating in the Plan before taking any action related to the Plan.
6.Foreign Asset/Account Reporting and Exchange Control Requirements. The Participant’s country may have certain foreign asset and/or account reporting requirements and exchange controls which may impact the Participant’s ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets, or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to the Participant’s country through a designated bank or broker and/or within a certain time after receipt. In addition, the Participant may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Common Stock. The Participant acknowledges that it is the Participant’s responsibility to be compliant with all such requirements, and the Participant should consult a personal legal or tax advisor, as applicable, to ensure compliance.
7.Insider Trading/Market Abuse Laws. Depending on the Participant’s country or the country in which the shares of Common Stock are listed (or the country of the designated broker), the Participant may be subject to insider trading restrictions and/or market abuse laws. These laws may impact the Participant’s ability to accept, acquire, sell, or otherwise dispose of the shares of Common Stock, rights to shares (e.g., Options), or rights linked to the value of the shares of Common Stock (e.g., phantom awards, futures) during such times as the Participant is considered to have “inside information” regarding the Company (as defined under Applicable Law or regulations). Local insider trading laws and regulations may also prohibit the cancellation or amendment of orders placed before the Participant possessed inside information. Furthermore, the Participant may be prohibited from (a) disclosing inside information to any third party (other than on a “need to know” basis) and (b) “tipping” third parties or otherwise causing them to buy or sell securities, including fellow employees. Any restrictions under these laws or regulations are separate from, and in addition to, any restrictions imposed under any applicable insider trading policy of the Company. The Participant is responsible for complying with all such restrictions and is encouraged to consult the Participant’s personal advisor on this matter.
8.Severability. The provisions of the Option Agreement, including this Country Addendum, are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
9.Waiver. The Participant acknowledges that a waiver by the Company of a breach of any provision of the Option Agreement, including this Country Addendum, shall not operate or be construed as a waiver of any other provision of the Option Agreement, or of any subsequent breach by the Participant or any other Plan participant.

SINGAPORE
Notifications
Securities Law Information. The grant of the Option under the Plan is being made pursuant to the “Qualifying Person” exemption under Section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
The Option is subject to Section 257 of the SFA, and the Participant will not be able to make any subsequent sale of shares of Common Stock in Singapore, or any offer of such subsequent sale of shares of Common Stock in Singapore, unless such sale or offer is made:
(i)after six months from the Date of Grant;
(ii)pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than Section 280) of the SFA; or
(iii)pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.
Director Notification Information. If the Participant is a director (including an alternate, substitute or shadow director) of a Singapore Subsidiary, the Participant must notify the Singapore Subsidiary in writing of an interest (e.g., Options, shares of Common Stock, etc.) in the Company or any Subsidiary within two business days of (a) acquiring or disposing of such interest, (b) any change in a previously disclosed interest (e.g., sale of shares of Common Stock), or (c) becoming a director if such an interest exists at that time.

SOUTH KOREA
There are no country-specific provisions.

UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following provisions supplement Section 2 (“Responsibility for Taxes”) of this Country Addendum:
Without limiting Section 2 of this Country Addendum, the Participant acknowledges, understands, and agrees that the Participant is liable for all Tax-Related Items and hereby agrees to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also understands and agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold on the Participant’s behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant understands that the Participant may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by the Participant, to the extent such indemnification could be treated as a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant will be personally responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Participant using any of the methods referred to in Section 2 of this Country Addendum.